EXHIBIT 5

OPINION AND CONSENT OF HARNEY WESTWOOD & RIEGELS

Harney Westwood & Riegels 1507 The Center 99 Queen’s Road Central Hong Kong Tel: +852 3607 5300 Fax: +852 2815 7676 www.harneys.com
18 September 2009	Your Ref
Our Ref 039015.0002/LPM
BY COURIER	Doc ID 86991_2

Pansoft Company Limited
3/f Qilu Software Park Building
Jinan Hi-tech Zone
Jinan, Shandong
People’s Republic of China 250101

Dear Sirs

Pansoft Company Limited - BC No. 464630 (the “Company”) -
Registration Statement on Form S-8

1.
We are lawyers qualified to practise in the British Virgin Islands and have been asked to advise in connection with the registration on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended of an aggregate of 604,248 shares of Common Stock of US$0.0059 par value (the “Shares”) under the Company’s 2008 Stock Incentive Plan (the “2008 Plan”). The 2008 Plan and the Registration Statement are together referred to in this opinion as the “Documents”.

This opinion is provided in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

2.	For the purpose of this opinion, we have examined the following:

(a)	electronic copies of the Documents;

(b) (i)
the Memorandum and Articles of Association and Certificate of                     Incorporation of the Company on file at the British Virgin Islands Registry of Corporate Affairs on 16 September 2009 (the “Memorandum and Articles”);

(ii)
a copy of the written resolutions of the board of directors of the Company dated as of 20 July 2008 containing unanimous resolutions of the Company approving the Company’s entry into, and authorising the 2008 Plan ;

(iii)
a copy of the minutes of the board of directors of the Company dated 22 May 2009 containing unanimous resolutions of the Company convening the Company’s 2009 Annual Shareholders Meeting, which amongst others, approves and ratifies the 2008 Plan (together with the resolutions noted at paragraph 2(b)(ii), the “Board Resolutions”); and

(iv)
a copy of the minutes of the 2009 Annual Shareholders Meeting of the Company dated 20 July 2009, in respect of which resolution (B) approves and ratifies the 2008 Plan (the “Shareholder Resolutions”); and

(c)           information revealed by our searches of:

(i)
a copy of a registered agent’s certificate dated 15 September 2009 identifying the directors of the Company, issued by AMS Trustees Limited, the Company’s registered agent (the “Registered Agent’s Certificate”);

(ii)	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 16 September 2009; and

(iii)	the civil proceedings cause book maintained by the Registry of the High Court of Justice, British Virgin Islands available for public inspection on 16 September 2009,

(the “Searches”).

The above are the only documents or records we have examined and the only enquiries we have carried out.  In particular we have made no enquiries as to matters of fact other than the Searches.

3.	For the purposes of this opinion we have assumed without further enquiry:

(a)	the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of such originals;

(b)	the genuineness of all signatures and seals;

(c)	the accuracy and completeness of all corporate minutes, resolutions, certificates and records which we have seen;

(d)	that the information indicated by the Searches is and remains true and correct;

(e)	the accuracy of any and all representations of fact expressed in or implied by the documents we have examined;

(f)	that the Documents constitute valid, legally binding and enforceable obligations of the Company under the laws by which they are expressed to be governed;

(g)	that no matters arising under any foreign law will affect the views expressed in this opinion;

(h)	that the Board Resolutions and Shareholder Resolutions remain in full force and effect;

(i)	that the necessary resolutions required under the Company’s Memorandum and Articles authorising the issue of the Shares pursuant to the 2008 Plan have been, or will be passed; and

(j)	that the Shares will be issued by the directors of the Company for an aggregate subscription price, which is not less than its aggregate par value.

4.	Based on the foregoing our opinion is as follows:

(a)
The Company is a company duly registered with limited liability under the BVI Business Companies Act and validly existing in good standing under the laws of the British Virgin Islands.  The Company is a separate legal entity and is subject to suit in its own name.

(b)	The Company has the capacity and power under its Memorandum and Articles to issue the Shares contemplated by the 2008 Plan.

(c)	The Shares, when issued and sold in the manner described in the 2008 Plan and in accordance with the Registration Statement, such Shares will be legally issued, fully paid and non-assessable.

5.
This opinion is confined to and given on the basis of the laws of the British Virgin Islands as they are in force at the date of this opinion.  We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2008 Plan or the Shares.

6.
This opinion is rendered for your benefit and the benefit of your legal counsel in connection with the transactions contemplated by the Documents only.  It may not be disclosed to or relied on by any other party or for any other purpose.  We hereby consent to the reference made to our firm in the Registration Statement and to the filing of the opinion as an exhibit to the Registration Statement for information purposes only.

Yours faithfully
HARNEY WESTWOOD & RIEGELS